Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Longgang Branch, Bank of China (the “Creditor”) Dated November 8, 2011

Main articles:
»	Contract number: 2011 Zhenzhongyin Gangjiezi 00045;
»	Loan principal: RMB 50 million;
»	Loan Term: from November 8, 2011 to November 7, 2012;
»	Floating interest rate: Interest rate of loan shall be 110% of the benchmark rate announced by the People’s Bank of China, and be adjusted every 3 months;
• Interest accrued and settled per month, interest settlement day is the 20th day of each month;
• Penalty interest rate for delayed repayment: current interest rate plus 50% * current interest rate;
• Penalty interest rate for embezzlement of loan proceeds: current interest rate *1;
»	If any of the following occurs, the Creditor is entitled to demand prepayment of loan principal and interest before maturity and cancel all loans unprovided:
• Delay in repayment of loan interest and the loan principal;
• The Company uses loan proceeds for purposes other than what is agreed without the consent of the Creditor;
• The Company provides untrue declaration or hide important financial information about its operation;
• The Company terminates operation or is stopped from operation;
»	Purpose of the loan is to provide working capital for the Company;
»	Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.

Headlines of the articles omitted
»	Loan arrangement
»	Interest clearing of the loan
»	Payment of the loan
»	Guarantee
»	Declaration and Promise
»	Rights reserved
»	Modification, Amendment and Termination of Contract
»	Disputation settlement
»	Attachment
»	Other agreements
»	Validity